Exhibit 99.3

PCTEL Acquires Envision Wireless

Establishes Indoor Wireless Competency

Bloomingdale, IL, October 25, 2011 —PCTEL, Inc. (NASDAQ: PCTI), a leader in antenna and scanning receiver solutions today announced that it had acquired the assets of Envision Wireless, an engineering services business based in Melbourne, Florida. Envision focuses on the RF issues pertaining to in-building coverage and capacity and its target market is relevant to PCTEL’s antenna and scanning receiver businesses. The company provides value-added analysis of collected data. They provide services to the public cellular carriers, network infrastructure providers, and real estate concerns.

PCTEL paid $1.45 million in cash for the assets. The company’s founders and key employees will be joining PCTEL. PCTEL anticipates generating about $200,000 a month in revenue from this new operation.

“In-building represents one of our key, vertical antenna markets,” said Marty Singer, PCTEL’s Chairman and CEO. “Additionally, our scanning receivers are widely used by network engineers in resolving in-building design issues. We plan on expanding Envision’s current operation and leveraging their activities into sales of both antennas and scanning receivers,” added Singer.

“We are delighted to join forces with PCTEL,” said Bob Joslin, Envision Wireless’ co-founder and President. “We worked with Marty’s team before as part of Safco Technologies when we built one of the leading test, measurement, and cellular design services businesses. We want to be part of that type of growth again,” added Joslin.

The new operation, Network Engineering Services (NES), will report into Jeff Miller, PCTEL’s Senior Vice President, Sales and Marketing. The company plans to combine its scanning receiver business with NES.

About PCTEL

PCTEL, Inc. (NASDAQ: PCTI), develops antenna, scanning receiver, and network solutions for the global wireless market. The company’s SeeGull® scanning receivers, SeeHawk® visualization tool, and CLARIFY® system measure, monitor and optimize cellular networks. PCTEL develops and supports scanning receivers for LTE, TD-LTE, EVDO, CDMA, WCDMA, TD-SCDMA, GSM, and WiMAX networks.

PCTEL’s MAXRAD®, Bluewave™ and Wi-Sys™ antenna solutions address private network, public safety, and government applications. PCTEL develops and delivers high-value YAGI, Land Mobile Radio, WiFi, GPS, and broadband antennas (parabolic and flat panel). The company’s vertical markets include SCADA, Health Care, Smart Grid, Precision Agriculture, Indoor Wireless, Telemetry, Off-loading, and Wireless Backhaul. PCTEL Secure focuses on Android mobile platform security. For more information, please visit the company’s web sites www.pctel.com, www.antenna.com, www.antenna.pctel.com, www.rfsolutions.pctel.com or www.pctelsecure.com

About Envision Wireless

Envision Wireless is an RF engineering firm that specialized in the optimization and testing of today’s wireless communication networks. Their engineering staff has experience in implementing networks based on all major wireless technologies including LTE, WiMAX, EVDO, UMTS, CDMA, GSM and iDEN.

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For further information contact:

Jack Seller

Public Relations

PCTEL, Inc.

(630)339-2116

jack.seller@pctel.com